Exhibit 99.2

2008 Annual Report Transcript and Materials

Introduction – Kathleen Till Stange, Investor Relations Vice President:

Hello and welcome to FBL Financial Group’s annual report for 2008. I’m Kathleen Till Stange, Investor Relations Vice President. This year we’re doing something different by having a Video Annual Report. Our goal is to give you – our shareholders – a better understanding and greater knowledge of our company. And it’s better for the environment too. The report consists of a virtual Letter to Shareholders from our CEO, Jim Noyce, and an overview of financial results from our CFO Jim Brannen.  At the upper right of your screen you will find links to downloads of the Form 10-K, the proxy statement, and to proxy voting procedures.  We hope this report helps you to be involved and informed. Thanks for visiting.

Forward-Looking Statements

Certain statements made in these video presentations and on this website concerning FBL’s prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words.

These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL’s reports filed with the Securities and Exchange Commission and include, but are not limited to, the current difficult financial markets, the current state of the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. These important risks and uncertainties should be considered in evaluating any statement contained herein.

You should not place undue reliance upon any forward-looking statements included in these video presentations, as they speak only as of the date they were posted, March 31, 2009. FBL disclaims any obligation to update forward-looking statements after the date that these presentations are posted. Further, FBL assumes no responsibility for any inaccuracies or misstatements which occur as a result of the review of dated material.  For FBL’s most current information, please reference FBL’s current SEC filings, which may be found on FBL Financial Group’s website under Financial Information, SEC Filings (http://www.fblfinancial.com/sec.cfm).

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CEO Message – Jim Noyce, Chief Executive Officer

Hello. I’m Jim Noyce, CEO of FBL Financial Group.

There’s no question that 2008 will go down in history as one of the most difficult economic years for our country, our industry, and our company.  In this, FBL Financial Group’s first video annual report, I will review 2008 with a focus on our business fundamentals, how we are responding to the challenges of managing our business, and why I’m hopeful for the future of FBL.

2008 began on a high note for FBL when we announced record 2007 operating performance in February. But as the year progressed, the mortgage crisis ensued, and we recognized that we were in the midst of a deep recession. We saw companies fail, be acquired, or receive federal assistance; companies that had been titans of the financial sector.

This economic climate impacted us most profoundly in our investment portfolio, access to the capital markets and earnings per share.

We invest in assets that back the liabilities of the products we sell, most of which are long-term. As of year end 2008 we had investments totaling $10.9 billion. These investments are high quality, and are well diversified. This discipline is very important, but we are not immune to losses during this economic period. During 2008 we incurred significant investment losses from non-cash other-than-temporary impairments. This resulted in a net loss to FBL for the first time ever in its history as a publicly traded company. And, with investment valuations under pressure, we have significant unrealized losses in our balance sheet.

Mid-year, we took swift action and slowed the pace of sales growth at EquiTrust Life Insurance Company, in order to preserve capital. We raised additional capital through debt and we aggressively cut expenses.

Despite the frozen credit markets, in November we were able to secure $100 million of debt capital from affiliated Farm Bureau entities. This financing bolstered FBL’s capital position and increased our financial flexibility.

Farm Bureau Life Insurance Company’s 2008 sales were strong and it continues to generate capital. Our Farm Bureau niche customer base is the foundation of our companies and this franchise is solid. We see opportunity ahead for Farm Bureau Life and are focused on delivering consistent, predictable and sustainable growth from this marketplace.

Our capital position at the end of 2008 remains solid and we believe we have adequate liquidity to fulfill our commitments. Our strategy for 2009 is focused on financial stability. We plan to maintain and build upon our capital strength through the management of EquiTrust Life premium levels, strict expense controls and a continual focus on enterprise risk management.

Last, and maybe of most importance, are our guiding principles of integrity, financial strength and operational excellence. In this environment, integrity is more important than ever, and we remain committed to doing what’s right for all constituents.

2009 will be a challenging year and I want you as shareholders to know that we are doing everything we can to ensure the long term success of FBL Financial Group. I believe that when the country and economy recover from this deep recession, those that work the smartest to improve their organizations are going to have opportunity ahead like we’ve never seen before. FBL strives to be one of those companies.

Financial Highlights – Jim Brannen, Chief Financial Officer

I’m Jim Brannen, Chief Financial Officer of FBL Financial Group.

2008 was by far the most challenging year financially since FBL’s inception as a public company. Results for the year were disappointing, and reflect recognition of unfavorable financial and economic conditions. Despite this tough environment, our companies are well-capitalized and we have adequate liquidity to fulfill our commitments. We are addressing the challenges of these difficult times and working to ensure the long term success of FBL Financial Group.

Some of the more significant financial metrics are highlighted on this page. I invite you click on the metrics to the left to get a better sense for the results of each item. And of course you can obtain more detailed information in our Form 10-K.

Net income per common share - This chart demonstrates our net income or loss per common share. You can see solid earnings in 2004 through 2007, but a loss in 2008 due to realized investment losses from the non-cash other-than-temporary impairments we took on several securities. These impairments, and investment valuations generally, reflect unprecedented market conditions.

$2.26 $2.47 $3.01 $2.84 ($0.61) 2004 2005 2006 2007 2008

Operating income per common share - Our operating results for 2008 declined from the previous year. Following steady growth for several years and record operating income in 2007, results for 2008 were negatively impacted by several items. We incurred a significant charge related to revised assumptions for deferred policy acquisition costs and deferred sales inducements on our annuity business due to an increase in surrenders at EquiTrust Life. In addition, in 2008 we had unfavorable mortality experience and higher deferred policy acquisition cost amortization due to lower expected profitability on certain blocks of business. These negative items were partially offset by continued solid results from our Farm Bureau Life business.

$2.07 $2.49 $2.78 $3.15 $1.64 2004 2005 2006 2007 2008 NOTE: Operating income excludes the impact of unrealized/realized gains and losses on investments, the impact of the change in net unrealized gains and losses on derivatives, the cumulative effect of changes in accounting principles, and a lawsuit settlement in 2005.

Capitalization - FBL Financial Group has total capitalization, excluding accumulated other comprehensive loss, of over $1.3 billion, an increase from year end 2007. Taking into account accumulated other comprehensive loss, total capitalization was nearly $700 million. During 2008 we drew down on our line of credit and obtained $100 million of debt financing from affiliated Farm Bureau entities. This financing bolstered FBL’s capital position and increased our financial flexibility. Our debt-to-total capitalization ratio, with equity credit for our trust preferreds, was 24.9% at year end with securities at cost, a level we are comfortable with.

As of Dec 31, 2008 (Dollars in thousands) Long-Term Debt Revolving line of credit $59,446 Senior notes, due 2014 75,305 Senior notes, due 2017 98,700 Notes payable to affiliates 100,000 Trust preferred securities, 5%, due 2047 97,00 Total Debt 430,451 Preferred stock 3,000 Common stockholder’s equity, excluding AOCL 905,123 Total capitalization, excluding AOCL 1,338,574 Accumulated other comprehensive loss (649,758) Total Capitalization, Including AOCL $688,816

Statutory capital - Our companies are well-capitalized. At year end 2008 Farm Bureau Life had statutory adjusted capital of $405 million and EquiTrust Life had $422 million. Company action level risk based capital, or RBC, was 416 for Farm Bureau Life and 300 for EquiTrust Life. Farm Bureau Life continues to be a steady producer of capital, while EquiTrust Life is working to be self-sustaining from a capital perspective following changes in mid-2008 to slow the pace of growth. At this time we believe we have adequate liquidity to fulfill our commitments, and we have the ability to contribute additional capital, if needed, with more than $80 million available at the holding company level.

Farm Bureau Life Total Adjusted Capital EquiTrust Life Total Adjusted Capital $392M $419M $405M $350M $422M $422M 400 200 0 12/31/06 12/31/07 12/31/08 2008 RBC = 416% (A) 2008 RBC = 300% (A) (A) Company action level

Ratings - Financial strength and credit ratings are important to us. We target the capital levels required for “A” financial strength ratings from A.M. Best and Standard & Poor’s. At year end 2008, we estimate that Farm Bureau Life had approximately $55 million of excess capital for an A rating, while EquiTrust Life had the appropriate level of capital for an A rating. These estimates are based on the most stringent rating agency threshold, which for us is the S&P model. And we have more than $80 million of capital available at the holding company. Despite any actions by the rating agencies, we still target the A rating level and manage our companies with significant excess capital necessary for A ratings.

Financial Strength Ratings Rating Source Outlook Farm Bureau Life Insurance Company B++(Good) A.M.Best Negative EquiTrust Life Insurance Company B+ (Good) A.M. Best Negative Farm Bureau Life Insurance Company A- (Strong) Standard & Poor’s Negative EquiTrust Life Insurance Company A- (Strong) Standard & Poor’s Negative Credit Ratings FBL Financial Group, Inc. bb A.M. Best Negative FBL Financial Group, Inc. BBB- Standard & Poor’s Negative

Book value per common share - Our book value per share is shown here both with and without accumulated other comprehensive income/loss, or AOCI. For us, AOCI is largely the marking of fixed income securities to market value. Book value per share as of year end 2008 reflects a decrease in the market value of investments caused by the distressed and volatile financial markets. Book value, excluding AOCI, on the other hand, is down slightly from year end 2007, primarily due to the other-than-temporary impairment losses taken.

$35 $30 $25 $20 $15 $10 $5 $0 $23.96 $28.87 $26.05 $28.88 $28.64 $29.59 $31.19 $29.98 $30.00 $8.46 2004 2005 2006 2007 2008 Book Value excluding AOCI(L) Book Value AOCI(L)=Accumulated other comprehensive income/loss

Total premiums collected - Total premiums collected were up slightly and are broken down here between our two major life insurance subsidiaries, Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. Farm Bureau Life’s 2008 premiums collected were up 22% over 2007, while EquiTrust Life’s premiums collected were down slightly for the year and reflect a significant increase in the first half of 2008 followed by a move in the second half of 2008 to slow growth in order to preserve capital.

2.5 2.0 1.5 1.0 .5 0 $1.2 $1.4 $2.3 $2.1 $2.2 2004 2005 2006 2007 2008 Farm Bureau Life EquiTrust Life (Dollars in billions)

Total assets – Over the last several years our total assets have grown nicely. At the end of 2004, we were at $9.1 billion and at year end 2008 we are at $14.1 billion. Most of that growth has come from premium growth over those years. We’re pleased to see this asset growth as a large part of our business is spread business, so growth in assets translates into additional opportunity for spread income. In addition, increased assets mean we have more scale, which makes us more efficient and competitive with lower unit costs.

$16.0 $14.0 $12.0 $10.0 $8.0 $6.0 $4.0 $2.0 $0 $9.1 $10.2 $12.2 $14.0 $14.1 2004 2005 2006 2007 2008 (Dollars in billions)

Investments by type - As of December 31, 2008, we had total investments of $10.9 billion. Our investments are managed internally and are well diversified by individual issue, industry and asset class. We manage our credit exposure on an enterprise-wide basis and have limits in place for each credit exposure. The quality of our portfolio remains high with over 96% of our fixed maturity securities being investment grade. This diversity, however, has not protected us from unrealized losses in our portfolio, which is the result of increased spreads in the distressed market at year end 2008.

Corporate Securities Mortgage Loans Policy Loans Mortgage & Asset-backed Securities Government Other 23.7% 14.4% 12.7% 1.7% 2.9% 44.6%